UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2014

VAPE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

DelawareC	333-163290C	90-0436540
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

20265 Ventura Boulevard, Suite A
Woodland Hills, CA 91364
 (Address of principal executive office)

1-877-827-3959
(Registrant's telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01.  Other Events.

On or about April 4, 2014, Cranshire Capital, LP, a private investment fund with its principal place of business in Northbrook, Illinois (“Plaintiff”), filed an action against Vape Holdings, Inc. (the “Company”), formerly known as PeopleString Corporation (“PeopleString”), in the Supreme Court of the State of New York, County of New York, Index No. 651059/2014.  Plaintiff alleges that it is a holder of various warrants issued by the Company back in May 2011, and that by reason of certain equity issuances made by the Company during 2013, the exercise and conversion prices in Plaintiff’s warrants should have been reset.  Plaintiff demands a preliminary and permanent injunction directing the Company to deliver at least 343,362 shares of its common stock (or such other number of shares of common stock as may be determined during the course of the action), as well as monetary damages in an amount to be proved at trial, but no less than $1,200,000.

The Company strongly disputes the allegations raised by Plaintiff and intends to defend against this action vigorously.  The Company is also considering settlement options to effectuate a prompt resolution to this dispute.

Although not currently named plaintiffs in this or other actions against the Company, in the event all other holders of warrants issued by the Company similarly situated to Plaintiff were to file substantially similar actions based upon substantially similar claims and allegations, the Company estimates that the number of shares of common stock such holders of warrants could demand would be approximately 4 million.  The total number of shares of common stock of the Company currently outstanding is in excess of 6.5 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPE HOLDINGS, INC.

Dated: April 10, 2014	By:	/s/ Kyle Tracey
Kyle Tracey
Duly Authorized Officer, Chief Executive Officer

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